EXHIBIT 99.2

SELECT BALANCE SHEET DISCLOSURE

First Quarter 2006 (Unaudited)

•	Cash and investments at March 31, 2006 were $427.2 million of which $21.9 million was restricted.

•	Aircraft purchase deposits, net of pre-delivery deposit financings, at March 31, 2006 were $46.4 million.

•	Long-term debt increased $91.5 million to 564.1 million compared to December 31, 2005 reflecting new debt related to aircraft financing and pre-delivery deposits.

YEAR 2006 ESTIMATES

•	During the first quarter of 2006, we took delivery of five B737 aircraft. During April we took delivery of one B737 and one B717.

•	As of April 28, 2006, the number of aircraft in our fleet are:

86 B717s

26 B737s

For the remainder of 2006, we plan to lease one additional B717 and four B737 aircraft and purchase eight B737 aircraft.

•	In the following table our projections for the remainder of 2006 capacity growth (ASM):

PERIOD	NET CAPACITY ADDITIONS
Q2 2006	20%
Q3 2006	27%
Q4 2006	23%
FY 2006	23%

•	In the following table our aircraft deliveries for the remainder of 2006:

PERIOD	B717	B737
Q2 2006	2	5
Q3 2006	—	4
Q4 2006	—	4

•	We believe that the shift in the Easter Holiday from March to April slowed our first quarter unit revenue growth by 3-4%. We expect a significant year over year increase in our April traffic due to a shift of the Easter holiday. Advance bookings for May and June look very good at this time.

•	We expect our second quarter year over year RASM improvement to be greater than the first quarter and in a range from 12% to 14%.

•	We anticipate Q2 all-in fuel costs to be $2.35 to $2.40 per gallon all-in based on a range of crude oil prices for $70 to $75/bbl and crack spread from $15 to $20/bbl. We currently have 24% of our second quarter fuel consumption under contract at prices from $2.00 to $2.05 per gallon all-in. The third and fourth quarter have approximately 18% under contract in the same price per gallon range.

•	The following table depicts the range of our expected decreases for 2006 in our non-fuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q2 2006	Increase 2% -3%
Q3 2006	Decrease 2% -3%
Q4 2006	Decrease 1% -2%
FY 2006	Flat to slightly down

•	We estimate non-aircraft related capital expenditures for 2006 will be $25 million.

•	We estimate our 2006 maintenance costs to be in the range of $300-$325 per block hour, approximately a 16%- 18% increase on a year over year basis.